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                            TRANSAMERICA FUNDS
                       TRANSAMERICA HIGH YIELD BOND
                         TRANSAMERICA MONEY MARKET

                RESULTS OF SHAREHOLDER PROXY (unaudited)

Effective as of November 20, 2009, Transamerica Premier High Yield Bond Fund was reorganized into Transamerica High Yield Bond and Transamerica Premier Cash Reserve Fund was reorganized into Transamerica Money Market.

Section 270.30e-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires registered investment management companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, the Board of Directors of Transamerica Investors, Inc. solicited a vote by the shareholders of Transamerica Premier High Yield Bond Fund and Transamerica Premier Cash Reserve Fund for the following items.

At a special joint meeting of shareholders held on NOVEMBER 16, 2009, the results of the Proposals were as follows:

PROPOSAL 1: TO APPROVE AN AGREEMENT AND PLAN OF REORGANIZATION, PROVIDING FOR (i) THE ACQUISITION OF ALL THE ASSETS OF TRANSAMERICA PREMIER HIGH YIELD BOND FUND, IN EXCHANGE FOR SHARES OF TRANSAMERICA HIGH YIELD BOND TO BE DISTRIBUTED TO THE SHAREHOLDERS OF TRANSAMERICA PREMIER HIGH YIELD BOND FUND AND THE ASSUMPTION OF ALL OF THE LIABILITIES OF TRANSAMERICA PREMIER HIGH YIELD BOND FUND BY TRANSAMERICA HIGH YIELD BOND, AND (ii) THE SUBSEQUENT LIQUIDATION OF TRANSAMERICA PREMIER HIGH YIELD BOND FUND:

           FOR             AGAINST        ABSTENTIONS/BROKER NON-VOTES
       -------------     -----------      ----------------------------
       9,736,318.689     487,877.977             366,384.415

PROPOSAL 2: TO APPROVE AN AGREEMENT AND PLAN OF REORGANIZATION, PROVIDING FOR (i) THE ACQUISITION OF ALL THE ASSETS OF TRANSAMERICA PREMIER CASH RESERVE FUND, IN EXCHANGE FOR SHARES OF TRANSAMERICA MONEY MARKET TO BE DISTRIBUTED TO THE SHAREHOLDERS OF TRANSAMERICA PREMIER CASH RESERVE FUND AND THE ASSUMPTION OF ALL OF THE LIABILITIES OF TRANSAMERICA PREMIER CASH RESERVE FUND BY TRANSAMERICA MONEY MARKET, AND (ii) THE SUBSEQUENT LIQUIDATION OF TRANSAMERICA PREMIER CASH RESERVE FUND:

           FOR             AGAINST        ABSTENTIONS/BROKER NON-VOTES
       --------------   -------------     ----------------------------
       21,148,850.247   3,108,833.699            1,191,774.511

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                           TRANSAMERICA FUNDS
                TRANSAMERICA LEGG MASON PARTNERS ALL CAP


                 RESULTS OF SHAREHOLDER PROXY (unaudited)

Section 270.30e-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires registered investment management companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, the Board of Trustees of the Fund solicited a vote by the shareholders for the following item.

At a special meeting of shareholders held on OCTOBER 23, 2009, the results of Proposal 1 were as follows:

PROPOSAL 1:  TO APPROVE A NEW SUB-ADVISORY AGREEMENT WITH A NEW SUB-ADVISER:

           FOR             AGAINST        ABSTENTIONS/BROKER NON-VOTES
       --------------   -------------     ----------------------------
        2,915,896.167    128,622.766             227,615.619

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